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Pricing Supplement Dated September 18, 1997                       Rule 424(b)(3)
(To Prospectus dated November 4, 1996 and                     File No. 333-14605
Prospectus Supplement dated December 30, 1996)

                           SOUTHWEST GAS CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                                   FIXED RATE
================================================================================
Principal Amount:                 $7,500,000  Interest Rate:         6.76%

Agents' Discounts or Commissions: .625%        Stated Maturity Date:  09/24/2027

Net Proceeds to Issuer: 7,453,125              Original Issue Date:   09/23/1997
================================================================================

Interest Payment Dates:    Payable from September 23, 1997 on the 1st of each
                           April and October commencing 04/01/1998 per the Prospectus Supplement dated December 30, 1996.

Day Count Convention:
[X]    30/360 for the period from 06/04/1997 to 06/04/2027
[ ]    Other

Redemption:
[X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]    The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
[ ]    The Notes cannot be repaid prior to the Stated Maturity Date.
[X] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Dates: The Medium-Term Notes may be put by the Holder
                                 back to the Issuer on September 24, 2007. The holder of the Medium-Term notes must deliver to the Trustee, not earlier than July 24, 2007, and not later than 5:00 PM, New York City time, on August 24, 2007, the offered Medium-Term Notes to be redeemed. The Holder's put option expires thereafter.
       Repayment Price: 100%

Original Issue Discount:   [ ]  Yes        [X]  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X]  Book-Entry          [ ]  Certificated

Agents:     [X]  PaineWebber Incorporated      $7,500,000

Agent acting in the capacity as indicated below:
       [X]  Agent          [ ]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of __% of principal amount.

If as Agent:
       The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:     N/A